AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”) to that certain Rights Agreement (as heretofore amended, the “Rights Agreement”), dated as of April 8, 2016, by and between SWK Holdings Corporation, a Delaware corporation (the “Company”) and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the "Rights Agent"), is effective this 23rd day of February, 2021. All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Rights Agreement.

W I T N E S S E T H:

WHEREAS, the Company desires to amend the Rights Agreement to extend the period of time during which the board of directors of the Company may determine that a Person shall not be deemed to be an Acquiring Person under Section 1(a) of the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement; and

WHEREAS, neither the Distribution Date nor the Share Acquisition Date has yet occurred.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

Section 1. Amendment of the Rights Agreement. The second sentence of Section 1(a) of the Rights Agreement is amended in its entirety to read as follows:

“Notwithstanding the foregoing, the Board of Directors of the Company may, in its discretion, determine within fifteen Business Days after the Board of Directors of the Company shall have first received actual notice of the change, or level, of Beneficial Ownership of any Person described in the preceding sentence that such Person shall not be deemed to be an Acquiring Person for purposes hereof and, if the Board of Directors of the Company makes such determination, such Person shall be deemed not to have become an Acquiring Person for purposes hereof (including at any time prior to such determination).”

Section 2. Counterparts.  This Amendment may be executed in any number of counterparts (including by PDF or other electronic means) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 3. Effectiveness; Certification. This Amendment shall be deemed effective as of February 23, 2021. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or an amendment of any provision of the Rights Agreement. The officer of the Company executing this Amendment hereby certifies to the Rights Agent that the amendment to the Rights Agreement set forth in this Amendment is in compliance with the terms of Section 27 of the Rights Agreement. The Company hereby further directs that the Rights Agent execute this Amendment as required by Section 27 of the Rights Agreement.

Section 4. Governing Law. This Amendment will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other applicable authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6. Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of February 23, 2021.

SWK HOLDINGS CORPORATION

By:	/s/ WINSTON BLACK
Name: Winston Black Title: Chief Executive Officer

Computershare Trust Company, N.A

By:	/s/ KATHY HEAGERTY
Name: Kathy Heagerty Title: Vice President & Manager